UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
_____________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 29, 2009

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ADAMIS PHARMACEUTICALS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2658 Del Mar Heights Rd., #555 Del Mar, CA	92014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 401-3984

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 29, 2009, Adamis Pharmaceuticals Corporation (the “Company”) issued a Convertible Promissory Note (the “Note”) to The G-Max Trust (the “Investor”) in connection with a private placement to the Investor for aggregate gross proceeds of approximately $500,000 of the Note and 500,000 shares (the “Shares”) of common stock of the Company (“Common Stock”).

Interest on the outstanding principal balance of the Note accrues at a rate of 10% per annum compounded monthly and is payable monthly commencing February 1, 2010.  All unpaid principal and interest on the Note is due and payable on December 31, 2010 (the “Maturity Date”).

At any time on or before the Maturity Date, the Investor has the right to convert part or all of the principal and interest owed under the Note into Common Stock at a conversion price equal to $0.20 per share (subject to adjustment for stock dividends, stock splits, reverse stock splits, reclassifications or other similar events affecting the number of outstanding shares of Common Stock).

Events of default under the Note include: (a) the Company fails to make payment of the principal amount of the Note when due and fails to cure the default within the permitted cure period; or (b) the Company fails in any material respect to comply with or to perform when due any other material term, obligation, covenant, or condition contained in the Note and fails to cure the default within the permitted cured period.  In the event of a default by the Company, the Investor must provide the Company with written notice of default, and the Company will have five business days to cure the default.  Upon an event of default that is not cured, the Investor may declare the entire unpaid amount owed under the Note immediately due, subject to the subordination provisions set forth in the Note.  Upon the failure to pay the principal amount owed under the Note upon the final maturity date, the Investor, at its option, may charge default interest on the Note at a rate equal to the lesser of (i) 18% per annum and (ii) the maximum rate permitted under applicable usury or other laws.

The Note includes piggyback registration rights providing that at any time after one year after the date of the Note, if the Shares and the shares of common stock issuable upon conversion of the Note (together with the Shares, the “Transaction Shares”) cannot be sold without restriction pursuant to SEC Rule 144, then if the Company files a registration statement pursuant to the Securities Act of 1933, as amended (the “Act”) at any time on or before December 29, 2010, relating to an offering for the account of others under the Act of any of its equity securities (other than on Form S-4 or Form S-8 (each as promulgated under the Act) or their then equivalents), then the Company will promptly notify the Investor and will include in such registration and any related qualification under blue sky laws or other compliance, and in any underwriting involved therein, all Transaction Shares specified by the Investor.  The Company will pay the registration fees relating to the inclusion of the Transaction Shares in the registration statement.

The Note includes subordination provisions providing that payment of principal, interest and any other amounts that may become due pursuant to the Note, and any other obligation that the Company may have to the Investor (“Subordinated Indebtedness”), is subordinated to the payment in full of all “Senior Indebtedness” of the Company, which is defined as any obligations of the Company outstanding on the date of the Note or created thereafter pursuant to any secured note of the Company and any agreements relating thereto, and that as between the Investor and any holder of Senior Indebtedness (a “Senior Lender”) the Senior Lender will hold a first priority lien in all collateral relating to the Senior Indebtedness.  Until all of the Senior Indebtedness has been paid in full and the Senior Lender has released its lien in the collateral, the Investor may not, without the Senior Lender’s prior written consent, demand, receive or accept any payment, other than current interest payments, from the Company in respect of the Subordinated Indebtedness, or exercise any right of or permit any setoff in respect of the Subordinated Indebtedness.  The Note includes other customary subordination provisions, including provisions subordinating the Subordinated Indebtedness to any Senior Indebtedness in the event of bankruptcy or similar proceedings or events.  In addition, if an event of default occurs with respect to any Senior Indebtedness permitting the holder to accelerate the maturity thereof, then, unless the event of default has been cured or waived or has ceased to exist, or all Senior Indebtedness has been paid in full, no payment may be made in respect of the Note for a period of 180 days after the first occurrence of such event of default.

Item 3.02  Recent Sales of Unregistered Securities.

See Item 1.01 above, which disclosures are incorporated herein by reference.  The issuance of the Note and the Transaction Shares was completed in accordance with the exemption provided by Regulation D promulgated under the Act and/or Section 4(2) of the Act.  The Investor represented that it is an accredited investor, as defined in Rule 501 of Regulation D, and that it was acquiring the securities for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Act.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Exhibit Description

10.1	Convertible Promissory Noted dated December 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated:	January 4, 2010	By:	/s/ Robert O. Hopkins
		Name:	Robert O. Hopkins
		Title:	Chief Financial Officer